Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-38534, 33-45012, 333-12561, 333-62475, 333-75166,
333-115429, 333-115430, 333-115432, and 333-126693 of Pentair, Inc. of our reports dated February 26, 2007, with respect to the consolidated financial statements and financial statement schedule of Pentair, Inc. and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s changes in its method of accounting for defined benefit pension and postretirement benefit plans in 2006 and stock-based compensation in 2005), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2006.
Minneapolis, Minnesota
February 26, 2007